Exhibit 99.1

        Itron Reports Record Financial Results for Second Quarter 2005;
   New Quarterly-Highs Achieved for Revenues, Earnings and New Order Bookings


    SPOKANE, Wash.--(BUSINESS WIRE)--July 26, 2005--Itron, Inc. (Nasdaq:ITRI), today reported its financial results for the quarter ended June 30, 2005.
    Revenues were $135.1 million for the quarter, compared with second quarter revenues in 2004 of $79.6 million. Year-to-date revenues were $251.6 million compared with $145.2 million in 2004. The majority of the increases in 2005 resulted from the acquisition of Schlumberger's electricity metering business which was completed July 1, 2004.
    On a GAAP basis, net income was $9.3 million, or 38 cents per diluted share for the quarter, compared with $818,000, or 4 cents per diluted share in the second quarter of 2004. GAAP net income for the quarter included a $5.9 million tax benefit for additional research and development (R&D) tax credits for the years 1997 through 2004. Year-to-date, on a GAAP basis, net income was $10.1 million, or 43 cents per diluted share, compared with approximately break-even GAAP net income in the six months ended June 30, 2004.
    Pro forma net income was $10.4 million, or 42 cents per diluted share for the quarter, compared with $2.3 million, or 11 cents per diluted share in the second quarter of 2004. Year-to-date pro forma net income was $17.7 million, or 75 cents per diluted share, compared with $4.5 million, or 20 cents per diluted share in 2004. Pro forma net income excludes the amortization of intangible assets and debt placement fees, restructurings and the benefit of the prior year R&D tax credits. A schedule reconciling GAAP and pro forma net income is attached to this release.
    "Itron delivered very strong results again this quarter," said LeRoy Nosbaum, Chairman and CEO. "Record new order bookings are evidence of the increasing momentum we are seeing in the AMR and electricity metering markets. Utility customers are embracing our solutions as they look for ways to operate more efficiently, reduce costs, and provide better customer service. 2005 is shaping up to be a very good year for Itron."

    Additional segment revenue details for the quarter are as follows:

    -- Electricity Metering revenues, which include meters with embedded automatic meter reading (AMR) technology, were $60.6 million in the quarter and $114.7 million for the six months ended June 30, 2005. There were no Electricity Metering revenues in the 2004 comparable periods as the acquisition was completed July 1, 2004. We shipped more than 1.1 million electricity meters in the quarter, approximately 7% more than in the first quarter. Of those, approximately 38% were equipped with Itron AMR technology.

    -- Meter Data Collection (MDC) revenues were $62.2 million during the quarter compared with $67.2 million in the second quarter of 2004. Year-to-date, MDC revenues were $111.9 million compared with $121.9 million in 2004. The lower revenues during the quarter and year-to-date periods in 2005 are primarily due to lower average selling prices for electric AMR modules as shipments of total standalone AMR modules (electric, gas and water) were comparable. Shipments of standalone AMR modules were approximately 1.1 million in the second quarters of 2005 and 2004 and 1.9 million for the year-to-date periods in 2005 and 2004.

    New order bookings (which do not include maintenance revenues) were strong during the quarter. Details for new order bookings and quarter-end backlog are as follows:

    -- New order bookings during the quarter were $177 million, compared with $66 million in the second quarter of last year. New order bookings in the first six months of 2005 were $294 million, compared with $132 million in the first six months of 2004.

    -- Total backlog increased to $243 million at June 30, 2005. By comparison, total backlog was $190 million at March 31, 2005 and $153 million at June 30, 2004.

    -- Twelve-month backlog, which represents the estimated portion of backlog that will be earned over the next twelve months, was $151 million at June 30, 2005, compared with $116 million at March 31, 2005 and $76 million at June 30, 2004.

    -- Not included in the above bookings or backlog is a contract with Progress Energy, worth approximately $120 million over two years, that was signed in July 2005.

    Gross margins for the quarter and year-to-date periods in 2005 were 42% and 43%, respectively, compared with 46% in the second quarter and year-to-date periods in 2004. Lower MDC gross margins in 2005 are due primarily to lower average selling prices for standalone electric AMR modules. Electricity Metering gross margin was 41% during the quarter compared with 45% during the first quarter of 2005. The decrease from the previous quarter results from pass-through sales of third party equipment for a smart metering system in Ontario along with changes in the mix of meters sold.
    Sales and marketing, product development and general and administrative expenses were $36.7 million and $71.8 million in the quarter and year-to-date periods in 2005 compared with $29.5 million and $56.0 million in the comparable periods in 2004, with the increased spending primarily due to the Electricity Metering acquisition. Intangible asset amortization expenses also increased as a result of the acquisition and were $9.7 million and $19.4 million in the 2005 periods compared with $2.0 million and $4.1 million in the 2004 periods.
    Excluding intangible asset amortization expenses and restructurings, operating income was $20.0 million and $35.9 million, or 14.8% and 14.3% of revenues for the quarter and six months ended 2005, compared with $6.8 and $10.2 million, or 8.5% and 7.0% of revenues for the same periods in 2004. The improved operating leverage in 2005 reflects the lower level of spending required for Electricity Metering marketing and product development as well as operating efficiencies and cost savings from headcount reductions in 2004.
    During the quarter, we conducted a study of tax credits for research activities for the years 1997 through 2004 (prior periods) and for 2005. Second quarter 2005 GAAP results include an income tax benefit for prior period R&D tax credits of approximately $5.9 million. Additionally, we estimate that our R&D tax credit in 2005 will be approximately $1.2 million, which is reflected in our estimated annual GAAP tax rate of approximately 34%. R&D tax credits will be used to offset future federal tax liabilities.
    The income tax benefit of $4.8 million for the quarter ended June 30, 2005 reflects the $5.9 million prior period tax benefit, a provision for income taxes using the estimated full year GAAP rate of 34.0%, and other miscellaneous adjustments. Our estimated tax rate for pro forma purposes in 2005 is 38.3%. For comparative purposes, our full year tax rates in 2004 were 44.1% for GAAP and 39.8% for pro forma.
    We generated $12.9 million of cash from operations during the quarter compared to a use of cash of $6.8 million during the second quarter of last year. Cash flow decreased from $23.9 million in the prior quarter primarily due to the increase in accounts receivable during the quarter driven by higher revenues, and due to a semi-annual interest payment on our senior subordinated notes during the quarter of approximately $4.8 million. Cash flow from operations was $36.8 million for the six months ended June 30, 2005 compared with $7.2 million for the same period in 2004.
    In May 2005, we received approximately $60 million in net proceeds from the issuance of 1,725,000 shares of common stock. We made a total of $87.0 million in optional repayments on our term bank debt during the quarter, bringing the balance to $42.3 million at June 30, 2005, which means in the twelve months since the Electricity Metering acquisition, we have repaid $142.7 million of the $185 million term bank debt borrowed in connection with the acquisition.
    Itron also announced today the retirement of Rob Neilson as president and chief operating officer and as a member of the Company's Board of Directors, effective December 31, 2005. Mr. Neilson has been with Itron since 1983 and was named president and COO in 2000 and elected a director in 2002. Mr. Neilson's wife Randi, will retire as vice president of marketing effective December 31, 2005 as well.
    "As my trusted partner, Rob has worked closely with me in developing Itron's growth strategies and plans," commented LeRoy Nosbaum, chairman and CEO. "His focus on organizational excellence and efficiency improvements in running operations has been a big factor in Itron's improved financial performance. For two decades, Rob and Randi have been significant contributors to the success of Itron. Their influence has been strongly felt within the company from strategy development through operations and they are recognized thought leaders within the industry -- with customers, regulators and others. We will miss their contributions, but we understand and respect their decision to spend more time with their family and to pursue other areas of personal, public and community interest."
    Nosbaum added that the Company will not fill the position of president and COO. Instead, the Hardware and Software Solutions Group vice presidents will report directly to Nosbaum. "With the Company-wide reorganization in 2004 into hardware and software, we set the stage for two strong operations groups and we have been very pleased with the performance of both." The Company has already begun a search for a new vice president of marketing.

    Business Outlook:

    Our outlook for 2005 does not include any impact related to the expensing of stock options. We expect to implement FASB's Statement 123R, which requires the expensing of stock options and ESPP shares issued at a discount, in 2006. Expensing of stock options will decrease gross margin, increase operating expenses and influence our effective tax rate.

    For the full year 2005, we expect:

    -- Revenues to be between $535 and $545 million (previous guidance was $510 to $520 million).

    -- Pro forma diluted earnings per share between $1.65 and $1.70 (previous guidance was $1.50 to $1.55).

    Use of Non-GAAP Financial Information:

    To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures, including pro forma earnings and EPS and EBITDA. Pro forma earnings and EPS are adjusted from GAAP-based results to exclude certain costs and expenses that we believe are not indicative of our core operating results. Pro forma results are one of the primary indicators management uses for evaluating historical results and for planning and forecasting future periods. We believe pro forma results provide consistency in our financial reporting which enhances our investor's understanding of our current financial performance as well as our future prospects. Pro forma results along with EBITDA measures should be viewed in addition to, and not in lieu of, GAAP results.

    Earnings Conference Call:

    Itron will host a conference call to discuss the financial results contained in this release at 1:45 p.m. PDT on July 26, 2005. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, "About Itron -- Investor Events." The live webcast will begin at 1:45 p.m. (PDT). The webcast replay will begin shortly after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode #4296398.

    Forward Looking Statements:

    This release contains forward-looking statements concerning Itron's operations, financial performance, sales, earnings and cash flow. These statements reflect our current plans and expectations and are based on information currently available. They rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for the Company's products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Form 10-Q for the quarter ended March 31, 2005 on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements.

    About Itron:

    Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Nearly 3,000 utilities worldwide rely on Itron technology to deliver the knowledge they require to optimize the delivery and use of energy and water. Itron delivers value to its clients by providing industry-leading solutions for electricity metering, meter data collection, energy information management, demand side management and response, load forecasting, analysis and consulting services, transmission and distribution system design and optimization, Web-based workforce automation, commercial and industrial customer care and residential energy management. To know more, start here: www.itron.com.

    Statements of operations, reconciliations between GAAP and pro forma results, segment information, balance sheets and cash flows follow.


                             ITRON, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except  per share data)

                                Three Months Ended  Six Months Ended
                                     June 30,            June 30,
                                --------------------------------------
                                   2005     2004      2005      2004
                                 --------  -------  --------  --------
Revenues
   Sales                        $122,811  $68,015  $227,013  $123,031
   Service                        12,312   11,627    24,580    22,213
                                 --------  -------  --------  --------
   Total revenues                135,123   79,642   251,593   145,244
Cost of revenues
   Sales                          70,810   37,852   130,009    67,459
   Service                         7,574    5,532    13,847    11,655
                                 --------  -------  --------  --------
   Total cost of revenues         78,384   43,384   143,856    79,114
                                 --------  -------  --------  --------
Gross profit                      56,739   36,258   107,737    66,130

Operating expenses
   Sales and marketing            13,529   10,272    26,768    19,926
   Product development            11,414   10,554    23,328    20,776
   General and administrative     11,770    8,652    21,736    15,278
   Amortization of intangible
    assets                         9,715    2,027    19,431     4,054
   Restructurings                      -       52       390     2,434
                                 --------  -------  --------  --------
   Total operating expenses       46,428   31,557    91,653    62,468
                                 --------  -------  --------  --------
Operating income                  10,311    4,701    16,084     3,662
Other income (expense)
   Interest income                    94      111        98       128
   Interest expense               (6,385)  (2,261)  (10,952)   (3,015)
   Other income (expense), net       454   (1,001)      555      (735)
                                 --------  -------  --------  --------
   Total other income (expense)   (5,837)  (3,151)  (10,299)   (3,622)
                                 --------  -------  --------  --------
Income before income taxes         4,474    1,550     5,785        40
Income tax (provision) benefit     4,839     (732)    4,345        40
                                 --------  -------  --------  --------
Net income                      $  9,313  $   818  $ 10,130  $     80
                                 --------  -------  --------  --------
Earnings per share
   Basic net income per share   $   0.41  $  0.04  $   0.46  $   0.00
                                 --------  -------  --------  --------

   Diluted net income per share $   0.38  $  0.04  $   0.43  $   0.00
                                 --------  -------  --------  --------
Weighted average number of
 shares outstanding
   Basic                          22,811   20,845    22,135    20,750
   Diluted                        24,416   22,111    23,677    21,987


                             ITRON, INC.
              RECONCILIATIONS BETWEEN GAAP AND PRO FORMA

(Unaudited, in thousands, except  per share data)

                                    Three Months        Six Months
                                    Ended June 30,     Ended June 30,
                                  -----------------------------------
                                    2005     2004      2005     2004
                                   -------  -------  --------  -------
PRO FORMA OPERATING INCOME
GAAP basis operating income       $10,311  $ 4,701  $ 16,084  $ 3,662

Adjustments to GAAP basis
 operating income before income
 taxes
  Amortization of intangible
   assets                           9,715    2,027    19,431    4,054
  Restructurings                        -       52       390    2,434
                                   -------  -------  --------  -------
     Total adjustments              9,715    2,079    19,821    6,488
                                   -------  -------  --------  -------
Pro forma operating income        $20,026  $ 6,780  $ 35,905  $10,150
                                   -------  -------  --------  -------
PRO FORMA NET INCOME
GAAP basis income before income
 taxes                            $ 4,474  $ 1,550  $  5,785  $    40

Adjustments to GAAP basis income
 before income taxes
  Amortization of intangible
   assets                           9,715    2,027    19,431    4,054
  Amortization of debt placement
   fees                             2,302      207     2,978      398
  Restructurings                        -       52       390    2,434
  Non-cash stock compensation           -        -        73        -
                                   -------  -------  --------  -------
     Total adjustments             12,017    2,286    22,872    6,886

Adjusted income before income
 taxes                             16,491    3,836    28,657    6,926
Income tax provision (a)           (6,135)  (1,510)  (10,967)  (2,432)
                                   -------  -------  --------  -------
Pro forma net income              $10,356  $ 2,326  $ 17,690  $ 4,494
                                   -------  -------  --------  -------
PRO FORMA EARNINGS PER SHARE
Basic
Weighted average number of basic
 shares outstanding                22,811   20,845    22,135   20,750

Basic pro forma net income per
 share                            $  0.45  $  0.11  $   0.80  $  0.22
                                   -------  -------  --------  -------
Diluted
Weighted average number of basic
 shares outstanding                22,811   20,845    22,135   20,750
Employee stock option shares        1,605    1,266     1,542    1,237
                                   -------  -------  --------  -------
Weighted average number of diluted
 shares outstanding                 24,416   22,111   23,677   21,987

Diluted pro forma net income per
 share                             $  0.42  $  0.11  $  0.75  $  0.20
                                    -------  -------  -------  -------

(a) The pro forma tax provision excludes the $5.9 million research and development tax credit reported for GAAP during the second quarter of 2005.

                             ITRON, INC.
          RECONCILIATION BETWEEN GAAP NET INCOME AND EBITDA

(Unaudited, in thousands)
                                      Three Months      Six Months
                                      Ended June 30,   Ended June 30,
                                    ----------------------------------
                                       2005    2004     2005     2004
                                    -------- ------- -------- --------
GAAP basis net income                $9,313    $818  $10,130      $80

Adjustments to GAAP basis net income
  Interest income                       (94)   (111)     (98)    (128)
  Interest expense                    6,385   2,261   10,952    3,015
  Income tax provision (benefit)     (4,839)    732   (4,345)     (40)
  Depreciation and amortization      13,144   4,390   26,124    8,830
                                    -------- ------- -------- --------
     Total adjustments               14,596   7,272   32,633   11,677

EBITDA                              $23,909  $8,090  $42,763  $11,757
                                    -------- ------- -------- --------


                             ITRON, INC.
                         SEGMENT INFORMATION

(Unaudited, in thousands)
                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                   2005      2004      2005      2004
                                --------  --------  --------  --------
Revenues
  Hardware Solutions
    Meter Data Collection      $ 62,192  $ 67,170  $111,868  $121,916
    Electricity Metering         60,622         -   114,728         -
                                --------  --------  --------  --------
  Total Hardware Solutions      122,814    67,170   226,596   121,916
  Software Solutions             12,309    12,472    24,997    23,328
                                --------  --------  --------  --------
    Total Company              $135,123  $ 79,642  $251,593  $145,244
                                --------  --------  --------  --------
Gross profit
  Hardware Solutions
    Meter Data Collection      $ 27,283  $ 31,309  $ 48,327  $ 58,086
    Electricity Metering         24,710         -    48,987         -
                                --------  --------  --------  --------
  Total Hardware Solutions       51,993    31,309    97,314    58,086
  Software Solutions              4,746     4,949    10,423     8,044
                                --------  --------  --------  --------
    Total Company              $ 56,739  $ 36,258  $107,737  $ 66,130
                                --------  --------  --------  --------
Operating income (loss)
  Hardware Solutions
    Meter Data Collection      $ 21,912  $ 25,953  $ 37,940  $ 47,727
    Electricity Metering         20,437         -    40,326         -
    Other unallocated costs      (6,184)   (4,056)  (12,205)   (7,405)
                                --------  --------  --------  --------
  Total Hardware Solutions       36,165    21,897    66,061    40,322
  Software Solutions             (2,917)   (4,918)   (5,569)  (11,892)
  Corporate unallocated         (22,937)  (12,278)  (44,408)  (24,768)
                                --------  --------  --------  --------
    Total Company              $ 10,311  $  4,701  $ 16,084  $  3,662
                                --------  --------  --------  --------


                             ITRON, INC.
                     CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)                          June 30,  Dec. 31,
                                                     2005      2004
                                                    --------  --------
                         ASSETS
Current assets
Cash and cash equivalents                          $  9,958  $ 11,624
Accounts receivable, net                             85,921    90,097
Inventories                                          46,351    45,459
Deferred income taxes, net                           10,912    22,733
Other                                                 6,143     5,477
                                                    --------  --------
     Total current assets                           159,285   175,390

Property, plant and equipment, net                   53,979    59,690
Intangible assets, net                              142,704   162,137
Goodwill                                            115,512   117,471
Deferred income taxes, net                           51,583    27,252
Other                                                12,998    15,211
                                                    --------  --------
     Total assets                                  $536,061  $557,151
                                                    --------  --------

         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses              $ 39,556  $ 37,439
Wages and benefits payable                           16,720    13,947
Current portion of debt                               2,124    35,647
Current portion of warranty                           6,148     7,243
Unearned revenue                                     19,122    22,991
                                                    --------  --------
     Total current liabilities                       83,670   117,267

Long-term debt                                      165,172   239,361
Project financing debt                                2,805     3,227
Warranty                                              5,116     6,331
Other obligations                                     5,662     6,535
                                                    --------  --------
     Total liabilities                              262,425   372,721

Shareholders' equity
Preferred stock                                           -         -
Common stock                                        291,458   211,920
Accumulated other comprehensive income, net             492       954
Accumulated deficit                                 (18,314)  (28,444)
                                                    --------  --------
     Total shareholders' equity                     273,636   184,430
                                                    --------  --------
     Total liabilities and shareholders' equity    $536,061  $557,151
                                                    --------  --------

                             ITRON, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOW

                                                      Six Months
                                                     Ended June 30,
                                                ----------------------
                                                     2005       2004
                                                  ---------  ---------
                                                   (in thousands)
Operating activities
  Net income                                     $  10,130  $      80
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                   26,124      8,830
    Employee stock plan income tax benefits          7,047      1,121
    Amortization of prepaid debt fees                3,048        415
    Impairment of investments                            -        775
    Deferred income tax benefit                    (12,380)    (1,393)
    Other, net                                       1,203        272
  Changes in operating assets and liabilities,
   net of acquisitions:
    Accounts receivable                              4,324      9,066
    Inventories                                       (892)    (4,320)
    Long-term notes receivable, net                   (877)         -
    Accounts payable and accrued expenses            2,179     (1,568)
    Wages and benefits payable                       2,756        209
    Unearned revenue                                (4,110)      (847)
    Warranty                                          (181)    (5,712)
    Other long-term obligations                       (644)      (208)
    Other, net                                        (936)       462
                                                  ---------  ---------
      Cash provided by operating activities         36,791      7,182

Investing activities
  Proceeds from the sale of property, plant and
   equipment                                         2,642         11
  Acquisition of property, plant and equipment      (5,276)    (6,830)
  Pre-acquisition activities                             -     (4,629)
  Payment of contingent purchase price for
   acquisition                                           -     (1,957)
  Other, net                                           276        348
                                                  ---------  ---------
      Cash used by investing activities             (2,358)   (13,057)

Financing activities
  New borrowings                                         -    124,081
  Transfer to escrow for senior subordinated
   notes                                                 -   (128,310)
  Change in short-term borrowings, net                   -     11,000
  Payments on debt                                (108,178)    (8,696)
  Issuance of common stock                          72,318      3,967
  Prepaid debt fees                                   (267)      (174)
  Other, net                                            28         (6)
                                                  ---------  ---------
      Cash provided (used) by financing
       activities                                  (36,099)     1,862

Decrease in cash and cash equivalents               (1,666)    (4,013)
Cash and cash equivalents at beginning of
 period                                             11,624      6,240
                                                  ---------  ---------
Cash and cash equivalents at end of period       $   9,958  $   2,227
                                                  ---------  ---------




    CONTACT: Itron, Inc.
             Mima Scarpelli, 509-891-3565
             mima.scarpelli@itron.com